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               [LETTER HEAD OF FERGUSON & COMPANY APPEARS HERE]

                               November 10, 1997



Board of Directors
Cavalry Banking
114 West College Street
Murfreesboro, Tennessee  37130

Directors:

     We hereby consent to the use of our firm's name in the Form AC Application for Conversion of Cavalry Banking, Murfreesboro, Tennessee, and any amendments thereto, in the Form S-1 Registration Statement of Cavalry Bancorp, Inc. and any amendments thereto, and in the Application H-(e)1-S for Cavalry Bancorp, Inc.
We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of Cavalry Bancorp, Inc.

                                                   Sincerely,

                                                   /s/ Charles M. Herbert

                                                   Charles M. Hebert

                                                   Principal